Exhibit 10.1
May 7, 2025

Dear Nir Naor:
The purpose of this letter agreement (the “Separation Agreement”) is to confirm the terms regarding your separation of employment with Axogen Corporation1 (“Axogen” or the “Company”). The Transition Pay and Benefits provided for in Section 1 below is contingent on (i) your full compliance with the provisions of this Agreement, (ii) your signing and not rescinding this Agreement, and (iii) timely signing the Affirmation of Agreement (as set forth in Exhibit 1). This Agreement shall be effective on the eighth (8th) day after you sign and do not timely revoke it (the “Effective Date”).
1.    Transition Role. Effective May 12, 2025 (the “Transition Start Date”) and continuing until the close of business on July 1, 2025 (“Separation Date”), unless terminated earlier due to your proven breach of the obligations and covenants set forth in this Agreement, you will be in a Transition Role (such period of time herein referenced as the “Transitional Employment Period”). During the Transitional Employment Period you will no longer be an executive officer of the Company and will have the title Senior Financial Advisor. You will act in a positive and constructive manner, perform any assigned tasks and otherwise assist the Company in the transition of work in connection with any of the duties you have performed at the Company, or otherwise perform any specific project(s) assigned to you by the Company. Notwithstanding the foregoing, absent a request by the Company that you perform a particular task, you may otherwise engage in job search activities, and unless requested, you will not report to the Company’s offices. Your employment status during the Transitional Employment Period will continue to be at will.
    During the Transitional Employment Period, you shall receive the following Transition Pay and Benefits: (i) continuation of your base bi-weekly salary at 75% of the current rate, subject to all ordinary payroll taxes and withholdings, in accordance with Axogen‘s regular payroll policies and procedures; and (ii) continuation of your participation in Axogen’s employee benefits programs and employee insurance benefits programs, but only to the extent that you currently participate in such programs and remain eligible under any applicable plan document(s). Subject to your full compliance with this Agreement, including your signing the Affirmation of Agreement on July 1, 2025, you also will continue to vest in equity during the Transition Period, including your RSUs scheduled to vest on July 1, 2025.
1 Except for the obligations set forth in Section 1 hereof, which shall be the sole obligation of Axogen Corporation, whenever the terms Axogen or the Company are used in this document (including the release of claims set forth in Section 6), they shall be deemed to include Axogen Corporation, and any other its or their related entities (including Axogen, Inc.), and any of its or their divisions, affiliates and subsidiaries, and its and their respective officers, directors, employees, attorneys, agents, successors and assigns.

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In the event that Axogen ends the Transitional Employment Period prior to July 1, 2025 for a reason other than your failure to comply with the terms of this Agreement, then Axogen shall continue your Transition Pay, Benefits, and vesting of your equity through July 1, 2025. In the event that your employment terminates prior to July 1, 2025, because of a breach by you of the obligations and covenants set forth in this Agreement, then you shall only receive the Transition Pay and Benefits through the final date of your employment with the Company.
You specifically acknowledge that the offer of continuation of your employment during the Transitional Employment Period is being provided in consideration of your covenants set forth herein, including the release of claims set forth in Section 6 of this Agreement.
2.    Equity. You will be entitled to only those restricted stock units (“RSUs”) granted and vested as of the Separation Date, which were granted to you pursuant to that certain Axogen Inc. Restricted Stock Units Inducement Award Agreement dated January 2, 2024 (the “January 2, 2024 RSU Agreement”), and only in accordance with the terms and conditions set forth therein. You acknowledge and agree that you will not in the future have, rights to vest in any other equity awards, or to vest in any other equity plans (of whatever name or kind, including, without limitation, any stock option plan) that you participated in or were eligible to participate in during your employment with the Company. For the avoidance of doubt, Termination of Service (as defined in the January 2, 2024 RSU Agreement) will be deemed to occur the end of the Transitional Employment Period. All equity not vested as of that time shall be forfeited.
3.    Acknowledgements. You acknowledge and agree that the Transition Pay and Benefits are intended to be in lieu of any severance pay and/or benefits, that you have no entitlement contractual or otherwise to any severance pay or benefits, and that the signing of this Separation Agreement is a condition precedent for your receipt of such Transition Pay and Benefits. You also acknowledge and agree that the Transition Pay and Benefits to be provided to you are not intended to, and shall not constitute a severance plan and shall confer no benefit on anyone other than the Company and you. You further acknowledge that except for (i) any unpaid regular wages (including accrued and unused vacation) earned through the Separation Date, which shall be paid on the Separation Date, and (ii) any vested monies due to you pursuant to the Company’s 401(k) savings plan, you have been paid and provided all wages, vacation pay, holiday pay, commissions, bonuses, any form of equity, business expenses, and any other form of compensation or benefit that may be due to you now or which would have become due in the future connection with your employment or separation of employment with the Company.
4.    Return of Property, Confidentiality, Non-Disparagement. You expressly acknowledge and agree to the following:
(i)    That you will abide by any and all obligations set forth in the document entitled “Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement” (the “NCA”) previously signed by you (attached hereto as Exhibit 2), the terms
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of which are hereby renewed here, incorporated by reference and survive the signing of this Agreement, and that you otherwise will keep all confidential information (including without limitation, passwords and access codes) and trade secrets of the Company confidential, and that you will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information. Consistent with applicable law, the Company is providing you with the notice of immunity set forth in Exhibit 3, which is a part of this Agreement and each other agreement referenced in this subsection. You specifically acknowledge that you have not disclosed or provided any Axogen confidential or proprietary information to any third party for any purpose.
(ii)    Without limiting the foregoing obligations, on or prior to the Separation Date, you will return to the Company all Company property (including any computers or other electronic devices, keys, and documents and any copies and electronically stored information) regardless of where such property or documents are maintained. You acknowledge and agree that you shall not maintain any copies or duplicates of such documents or information. You further acknowledge that if you were to use or disclose any of the information reflected in such items, that would cause immediate, substantial and irreparable harm to the Company.
    (iii)    That all information relating in any way to the negotiation and terms of this Agreement (except for your obligations under Section 4(i) above), including the amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel, or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations) or business entity, except as otherwise mandated by state or federal law. Notwithstanding the foregoing, this Section shall not prohibit disclosure to the extent that it restricts you from exercising rights protected by state or federal law.
    (iv)    That except as may be permitted by law, you will not make any statements that are professionally or personally disparaging in any manner (including any social media) about, or adverse to, the interests of the Company (including its officers, directors, employees, consultants and customers) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of the Company, and that you will not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of the Company (including its officers, directors, employees and consultants).
    (v)    That the Transition Pay and Benefits are being offered based on your representations that you have not engaged in any fraudulent or unlawful conduct.
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    (vi)    You agree that in the event of your breach of any of your agreements set forth in this Section 4 the Company would suffer substantial irreparable harm and that the Company would not have an adequate remedy at law for such breach. In recognition of the foregoing, you agree that in the event of a breach or threatened breach of any of these covenants, in addition to such other remedies as the Company may have at law, without posting any bond or security, the Company shall be entitled to seek and obtain equitable relief, in the form of specific performance, or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available. The seeking of such injunction or order shall not affect the Company’s right to seek and obtain damages or other equitable relief on account of any such actual or threatened breach. You further agree that the Company shall be entitled to its costs and fees, including attorneys’ fees, incurred by it should it prevail in enforcing any provision of this Agreement.
5.    Cooperation. You agree that following the Separation Date, you will cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, including any claim or action against its directors, officers and employees. Your cooperation in connection with such claims or actions shall include, your being available, within reason given the constraints of future employment or job search activities, to meet with the Company to prepare for any proceeding, to provide truthful affidavits and/or testimony, to assist with any audit, inspection, proceeding or other inquiry, and to act as a witness in connection with any litigation or other legal proceeding affecting the Company.
You further agree that should an individual representing a party adverse to the business or legal interests of the Company (including, without limitation, anyone threatening any form of legal action against the Company) contact you (directly or indirectly), you will promptly (within 48 hours) inform the Company of that fact. Nothing herein shall be construed to prohibit or prevent you from cooperating with any government investigation (including maintaining the confidentiality of such investigation if required by the government), nor shall any such cooperation be deemed to be a violation of your obligations of non-disparagement set forth in Section 4(iv).
6.    Release of Claims. You understand and agree that by signing this Agreement, you are waiving your right to assert any Claim (as defined below) against Axogen arising from acts or omissions that occurred on or before the Separation Date. Please note the definition of Axogen contained in footnote 1 of this Agreement. You agree that you are making this release of Claims on behalf of yourself, your representatives, agents, estate, heirs, attorneys, insurers, servants, spouse, executors, administrators, successors, and assigns, and any other person, entity, and (to the extent allowed by law) government agency acting on your behalf.
Your waiver and release is intended to bar any form of legal claim, lawsuit, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking money or any other form of relief, including but not limited to equitable relief (whether declaratory,
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injunctive or otherwise), damages or any other form of monetary recovery (including but not limited to back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs). You understand that there could be unknown or unanticipated Claims resulting from your employment with the Company and the termination of your employment, and you agree that such Claims are included in this waiver and release. You specifically waive and release the Company from any Claims arising from or related to your employment relationship with the Company or the termination of your employment, including without limitation Claims under any statute, ordinance, regulation, executive order, common law, constitution and/or other source of law of any state, country and/or locality, including but not limited to the United States, the State of Florida, and/or any other state or locality where you worked for the Company (collectively and individually referred to as “Law”).
Without limiting the foregoing general waiver and release, except for Claims resulting from the failure of the Company to perform its obligations under this Agreement, you specifically waive and release the Company from:
(i)     Claims under any Law concerning discrimination, harassment, retaliation or other fair employment practices, including but not limited to the Florida Civil Rights Act of 1992 (Fla. Stat. § 760.01 et seq.), the Florida’s workers’ compensation retaliation statute (Fla. Stat. § 440.205), Florida’s Wage Discrimination laws (including, without limitation, Fla. Stat. §§ 448.07 and 725.07), the Florida AIDS Act (Fla. Stat. §§ 110.1125, 381.00 and 760.50), the Florida Discrimination on the Basis of Sickle Cell Trait Law (Fla. Stat. § 448.075 et seq.), Title VII of the Civil Rights Act of 1964 (42 U.S.C. § 2000e et seq.), 42 U.S.C. § 1981, the Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.), and the Americans with Disabilities Act (42 U.S.C. § 12101 et seq.), the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. each as they may have been amended through the Separation Date.

(ii)     Claims under any Law relating to wages, hours, whistleblowing, leaves of absences or any other terms and conditions of employment, including but not limited to the Family and Medical Leave Act of 1993 (29 U.S.C. § 2601 et seq.), the Emergency Family and Medical Leave Expansion Act (Pub. L. No. 116-127, § 3101, 134 Stat. 178, 189); the Emergency Paid Sick Leave Act (Pub. L. No. 116-127, § 5101, 134 Stat. 178, 195), the Employee Retirement Income Security Act (ERISA), the Fair Labor Standards Act (29 U.S.C. § 201, et seq.), the Worker Adjustment and Retraining Notification (WARN) Act 29 U.S.C. §2101, et seq., the National Labor Relations Act (NLRA) (29 U.S.C §§151 et seq.), the American Rescue Plan Act of 2021, the Florida Civil Rights Act of 1992 (Fla. Stat. § 760.01 et seq.), the Florida’s workers’ compensation retaliation statute (Fla. Stat. § 440.205), Florida’s Wage Discrimination laws (including, without limitation, Fla. Stat. §§ 448.07 and 725.07), the Florida AIDS Act (Fla. Stat. §§ 110.1125, 381.00 and 760.50), the Florida Discrimination on the Basis of Sickle Cell Trait Law (Fla. Stat. § 448.075 et seq.),each as they may have been amended through the Separation Date. You specifically acknowledge that you are waiving any Claims for unpaid wages under these and other Laws.
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(iii)    Claims under any local, state or federal common law theory including, without limitation, any Claim for breach of contract (including any claims arising out of the December 2023 Agreement), implied contract, ownership of inventions or any other intellectual property, misrepresentation (intentional or negligent), fraud, defamation (libel or slander), promissory estoppel, quantum meruit, or any other Claim sounding in contract or tort.

(iv)    Claims arising under the Company’s policies or benefit plans.

(v)    Claims arising under any other Law or constitution.

Notwithstanding the foregoing, this Section shall not release Axogen from any obligation expressly set forth in this Agreement. You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the Transition Pay and Benefits provided for in this Agreement.
7.    OWBPA. Because you are at least forty (40) years of age, you have specific rights under the federal Age Discrimination in Employment Act (“ADEA”) and Older Workers Benefit Protection Act (“OWBPA”), which prohibit discrimination on the basis of age. The release in Section 6 is intended to release any Claim you may have against Axogen alleging discrimination on the basis of age under the ADEA, OWBPA, and other Laws. Notwithstanding anything to the contrary in this Agreement, the release in Section 6 does not cover rights or Claims under the ADEA that arise after the Separation Date.
    Further, it is Axogen’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, Axogen hereby advises you in writing of your right to consult with legal counsel prior to signing this Agreement for the purpose of reviewing the terms of this Agreement. Consistent with the provisions of the OWBPA, the Company is providing you with at least twenty-one (21) days from the date you are provided this Agreement to consider and accept the terms of this Agreement by signing below and returning it to Axogen, Attn: Marc Began, 13631 Progress Blvd., Suite 400,, Alachua, FL 32615 or emailing the same to mbegan@axogeninc.com. To be effective, such rescission must be hand delivered or postmarked or emailed within the seven (7) day period and sent to Marc Began.
    Also, consistent with the provisions of state and federal discrimination laws (the “Discrimination Laws”), nothing in the general waiver and release set forth in Section 6 above shall be deemed to prohibit you from challenging the validity of this release under the Discrimination Laws or from filing a charge or complaint of age or other related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or similar state agency, or from participating in any investigation or proceeding conducted by the EEOC or such state agency. However, the release in Section 6 does prohibit you from seeking or receiving monetary damages or other individual-specific
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relief in connection with any such charge or complaint of age or other work-related discrimination. Further, nothing in this Agreement shall be deemed to limit Axogen’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the Discrimination Laws, or Axogen’s right to seek restitution or other legal remedies to the extent permitted by law of the Transition Pay and Benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under the Discrimination Laws.
    8.    Consequences of Breach. In addition to any other remedies set forth in this Agreement, a breach by you of any of your obligations set forth in this Agreement shall constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to Axogen, shall entitle Axogen to cease any further payment of the Transition Pay and Benefits, and to recover the Transition Pay and the value of the Benefits already provided to you. Regardless of any such breach, your release set forth in Section 6 above shall remain in full force and effect.
9.    Entire Agreement/Choice of Law/Enforceability/Jury Waiver/Successors and Assigns.
    (i)    Except as expressly provided for above (including the NCA referenced in Section 4(i) above) this Agreement supersedes any and all other prior oral and/or written agreements, and sets forth the entire agreement between you and Axogen. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto.
    (ii)     This Agreement shall be governed by the law of the State of Florida, without giving effect to conflict of law principles.
    (iii)     Both parties further agree that any action, demand, claim or counterclaim relating to this Agreement shall be resolved by a Judge alone in a state or federal court in the State of Florida, and both parties hereby waive and forever renounce the right to a trial before a civil jury.
    (iv)      If your release of Claims pursuant to Section 6 is determined to be unenforceable in whole or part (except for your release of federal age discrimination Claims, which shall not be subject to this sentence), the Company will have the option, in its sole discretion, to either (a) declare the entire Agreement null and void and require you to refund the Transition Pay and the value of the Benefits provided for in this Agreement; or (b) enforce the portions of the Agreement found not to be unenforceable. In the event that any other provision of this Agreement is determined to be unenforceable in whole or part (including your release of federal age discrimination Claims), the remainder of the Agreement shall be enforced in full.
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    (v)     This Agreement shall inure to the benefit of Axogen and any of its successors and assigns.
    It is Axogen’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. By executing this Agreement, you are acknowledging (a) that you have been afforded sufficient time to understand the terms and effects of this Agreement and to consult with legal counsel, (b) that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and (c) that neither Axogen nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.
If you agree to the terms of this Agreement, please sign and return the enclosed copy of this Agreement by no later than May 8, 2025.

Very truly yours,		Accepted and Agreed To:

Axogen Corporation

By:	/s/ Marc Began	/s/ Nir Naor
	Marc Began, Executive Vice President	Nir Naor
General Counsel & Chief Compliance
Officer and Corporate Secretary

Dated:	5/7/2025	Dated:	5/7/2025

O 386.462.6800 | Customer Care 888.296.4361 | F 386.462.6801 | 13631 Progress Blvd., Suite 400 | Alachua, FL 32615

Exhibit 1

I hereby reaffirm in its entirety the provisions of the Separation Agreement with Axogen Corporation dated May 7, 2025 including, without limitation, the Release of Claims contained in Section 6 of the Separation Agreement.

Nir Naor

Dated July 1, 2025

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Exhibit 2
EXHIBIT A

CONFIDENTIALITY, INTELLECTUAL PROPERTY,
NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement (this “IP and NCNS Agreement”) is effective as of December 4, 2023 (the “Effective Date”) by and between Axogen Corporation, having a place of business at 13631 Progress Blvd., Suite 400, Alachua, FL 32615 (“Axogen”) and Nir Naor (“Employee”). Axogen and Employee may each be referred to herein as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, Axogen is a global leader in developing, marketing, selling and distributing surgical and non-surgical solutions for peripheral nerve damage or discontinuity, as well as of instruments and devices in connection with the foregoing and in diagnosis, surgery for, therapy associated with and recovery in connection with nerve damage and/or nerve discontinuity, and has spent substantial time, resources and monies developing its Confidential Information (as defined below);
WHEREAS, Employee has accepted employment with or is currently an employee of Axogen who will or does, as the case may be, receive certain compensation and other employment- related benefits from Axogen in return for Employee performing Employee’s job duties and responsibilities;
WHEREAS, during Employee’s employment Employee will be (or has been) provided with periodically supplemented Confidential Information, including trade secrets, as well as the opportunity to contribute to the creation and/or maintenance of Confidential Information;
WHEREAS, Employee recognizes that Axogen’s Confidential Information is an important and valuable asset to Axogen and that Axogen has a legitimate business interest in protecting these assets;
WHEREAS, Employee recognizes that Axogen’s relationships with Axogen Customers and the goodwill associated with Axogen Customers, Axogen’s business and Axogen’s reputation in the industry, are important and valuable assets to Axogen and that Axogen has a legitimate business interest in protecting those assets; and
WHEREAS, in consideration for Employee’s initial employment or continued employment, as the case may be, with Axogen, Employee agrees to abide by the terms and conditions set forth herein.
NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, including initial or continued employment, the receipt and sufficiency of which are hereby acknowledged, the Parties to this IP and NCNS Agreement hereby agree as follows:
1.DEFINITIONS.
The following terms, when used in this IP and NCNS Agreement with initial capital letters, shall have the respective meanings set forth in this Section 1.
“Axogen Customers” means accounts, customers, physicians, therapists, hospitals, acute surgical care centers, group purchasing organizations, integrated delivery networks, treatment centers or other clients that: (a) have purchased Axogen products during the prior one (1) year; or (b) have received or requested a proposal during the prior one (1) year for the purchase Axogen products; as well as all such entities or individuals that come to purchase Axogen products and/or request or receive a proposal for the purchase of Axogen products during the time of Employee’s employment by Axogen.
“Competing Organization” means any person or organization which is engaged in or about to become engaged in research on, consulting regarding, or development, production, marketing or selling of a Competing Product including, but not limited to, the organizations identified on Schedule 1, effective as of the Effective Date and as may be amended from time to time, attached hereto.
“Competing Product” means any product, process, technology, service, machine or invention of any person or organization other than Axogen in existence or under development which is similar to, resembles, competes with, is substitutable for, or is intended to be similar to, resemble, compete with, or be substitutable for a product, process, technology, service, machine or invention of Axogen.
“Confidential Information” means Axogen’s confidential, proprietary, trade secret or any other non-public information, including without limitation: (a) Axogen Customers; (b) actual or potential vendors, suppliers, distributors or referral sources; (c) products, product know-how, product manufacturing and distribution systems and processes, product technology, product development plans and strategies; (d) marketing and sales strategies and plans, product pricing policies, offerings and structures; (e) business and financial information of a non-public nature (e.g., strategy plans, forecasts, budgets); (f) employee, personnel or payroll policies, records and information; (g) corporate development strategies including acquisitions, divestitures, growth plans and other plans; (h) clinical study design, management, evaluation, and interpretation; (i) inventions, ideas, innovations, improvements, know-how, methods, processes, specifications, procedures, invention disclosures, certifications, and proposed and/or actual research and development activities, regardless of whether or not any of the foregoing is patentable or otherwise protectable under the intellectual property laws of the United States; and (j) information disclosed by third parties to Axogen pursuant to a confidentiality agreement. Confidential Information does not include information that is or becomes part of the public domain through no fault of Employee, or without any third-party violation of any confidentiality agreement with Axogen.
“Copyrightable Works” means all works of authorship, fixed in any tangible medium of expression known or later developed, including but not limited to writings, reports, articles, white papers, compilations, summaries, graphics, computer programs, user interfaces, drawings, designs, documentation and publications.
“Intellectual Property” means all inventions, patents, patent applications, designs, discoveries, ideas, innovations, improvements, modifications, know-how, trade secrets, methods, processes, specifications, procedures, trademarks, certifications, and invention disclosures, whether or not patentable or otherwise protectable under the intellectual property laws of the United States.
“Material Contact” means (i) any interaction between Employee and an Axogen Customer which takes place in an effort to establish, maintain, and/or further a business relationship on behalf of Axogen, (ii) any Axogen Customer whose dealings with Axogen were coordinated or supervised by Employee, (iii) any Axogen Customer about whom Employee obtained Confidential Information in the ordinary course of business as result of Employee’s association with Axogen, or (iv) any Axogen Customer who receives product or services from Axogen, the sale or provision of which results or resulted in compensation, commissions or earnings for Employee, all within the last year of Employee’s employment with Axogen (or during Employee’s employment if employed less than a year).

2.CONFIDENTIAL INFORMATION AND PROPERTY.
2.1.Non-Disclosure of Confidential Information. Employee acknowledges that the Confidential Information is of great value to Axogen, that Axogen has legitimate business interests in protecting its Confidential Information, and that the disclosure to anyone not authorized to receive such information, including any Competing Organization, will cause irreparable injury to Axogen. Employee agrees: (a) not to make use of the Confidential Information for any purpose other than is necessary to perform Employee’s duties while an employee of Axogen; (b) not to disclose, use, disseminate, identify, or publish Confidential Information for five (5) years after the termination of Employee’s employment with Axogen for any reason; (c) to provide to Axogen’s Office of General Counsel immediate notice of any
(i) inadvertent or otherwise improper disclosure of Confidential Information; and (ii) theft of Confidential Information, including breach of security, hacking, or other improper act by a third party. Notwithstanding the foregoing, Employee agrees not to, and shall not for any reason disclose, use, disseminate, identify or publish Confidential Information that is an Axogen trade secret, as long as that Confidential Information remains a trade secret and does not become publicly known through no fault of Employee.
2.2.Return of Confidential Information and Axogen Property. Upon termination of Employee’s employment with Axogen for any reason, or at any time as Axogen requests, Employee shall immediately return to Axogen all Confidential Information and other tangible property that belongs to Axogen in Employee’s possession; such tangible property includes but is not limited to: all keys and security and credit cards; all products, product samples, computers, cellular phones and other electronic devices; and all customer and account files, price lists, product information, training manuals, advertising and promotional materials, handbooks and polices (in physical or electronic format). Employee shall not retain possession of any physical or electronic copies of correspondence, memoranda, reports, notebooks, drawings, photographs notes, research and scientific data, and tangible communications concerning the same, or other documents in any form whatsoever (including information contained in computer memory or any portable storage device (e.g., a “thumb drive”) relating to or reflecting in any way to the Confidential Information obtained by or entrusted to Employee during Employee’s employment with Axogen.
2.3 Defend Trade Secrets Act. Pursuant to the Defend Trade Secrets Act of 2016, 18 U.S.C. §1833, Employee acknowledges that Employee shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Employee files a lawsuit for retaliation by Axogen for reporting a suspected violation of law, Employee shall not have criminal or civil liability under any federal or state trade secret law if Employee discloses the trade secret to Employee’s attorney and (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order.
3.RESTRICTIVE COVENANTS.
3.1.Employee Acknowledgment.
(1)Employee acknowledges that: (a) Employee’s position and employment with Axogen gives Employee access to and knowledge of Axogen Customers and its vendors, suppliers, distributors or referral sources (collectively, “Axogen Business Partners”), which represent important and unique business assets that have resulted from a significant investment of time, resources and monies by Axogen; (b) Employee would cause Axogen great loss, damage and immediate irreparable harm if Employee were to engage in unfair or unlawful competitive activity by improperly using or disclosing any information related to

Axogen Business Partners for Employee’s own benefit or for the benefit of any Competing Organization.
(2)Employee acknowledges and agrees that the restrictions contained in this Section 3, are reasonable and necessary to protect Axogen’s legitimate business interests, promote and protect the purpose and subject matter of this IP and NCNS Agreement and Employee’s employment, and deter any potential conflict of interest. Employee agrees that Employee knows of no reason why any restriction contained in this Section 3 is not reasonable and enforceable and that all such restrictions are necessary and reasonable to protect Axogen’s interests. Employee also acknowledges and agrees that the restrictions contained in this Section 3 will not impair or infringe upon Employee’s right to work or earn a living when Employee’s employment with Axogen ends.
3.2.    Non-Compete.

(1)During Employee’s employment with Axogen and for a period of one (1) year following the termination of Employee’s employment with Axogen for any reason, Employee will not work for (as an employee, consultant, contractor, agent or otherwise) or render services directly or indirectly to any Competing Organization whereby the services Employee would provide for, to, or on behalf of the Competing Organization (i) are the same as or similar to those services that Employee provided for, to, or on behalf of Axogen during Employee’s employment, (ii) involve the development, sale, marketing, or distribution of a Competing Product, or (iii) could enhance the use or marketability of a Competing Product. This restriction covers (i) the United States, (ii) any state or territory in which Axogen is engaged in its business at the time of and during the year prior to Employee’s separation from Axogen, and (iii) any state or territory in which Employee was providing services for Axogen at the time of and during the year prior to Employee’s separation from the Company.
(2)The restrictions herein shall not prohibit Employee from accepting employment with a Competing Organization whose business is diversified and which is, as to that part of its business in which Employee accepts employment, not a Competing Organization. If Employee accepts employment with a Competing Organization, Employee will provide Axogen written assurances satisfactory to Axogen that Employee will not render services, directly or indirectly, for the time period herein in connection with any Competing Product.
3.3     Non-Solicitation of Employees and Axogen Business Partners.

(1)During Employee’s employment with Axogen and for a period of two (2) years following the termination of Employee’s employment with Axogen for any reason, Employee will not in any capacity, directly or indirectly, solicit, induce or influence, or attempt to solicit, induce or influence, any person engaged as an employee, independent contractor, or agent of Axogen to terminate his or her employment and/or business relationship with Axogen or do any act which may result in the impairment of the relationship between Axogen and its employees, independent contractors or agents.
(2)During the term of Employee’s employment with Axogen and for a period of one (1) year following the termination of Employee’s employment with Axogen for any reason, Employee will not in any capacity, directly or indirectly: (i) solicit, contact, accept solicited business from, provide competitive services to, or sell any Competing Product to an Axogen Customer; (ii) divert, entice or otherwise take away from Axogen the business or patronage of any Axogen Business Partner; or (iii) solicit or induce any Axogen Business Partner to terminate or reduce its relationship with Axogen or otherwise interfere with Axogen’s relationship with any Axogen Business Partner. This restriction applies only to those Axogen Customers and Axogen Business Partners with whom Employee had Material Contact.

3.4     New Employer Notification. To enable Axogen to monitor Employee’s compliance with the obligations set forth in this IP and NCNS Agreement, Employee agrees to notify Axogen in writing before commencing employment with a new employer; such notification shall include the identify of Employee’s new employer, job title and responsibilities. Employee will continue to notify Axogen, in writing, any time Employee accepts or changes employment during the time periods set forth in this Section 3. Employee agrees that Axogen is permitted to contact any new or prospective employer regarding Employee’s obligations owed to Axogen.

3.5     Modification of Non-Compete and Non-Solicitation Provisions. The parties agree that a court of competent jurisdiction may modify any invalid, overbroad or unenforceable term of this Section 3 so that such term, as modified, is valid and enforceable under applicable law; such court is also authorized to extend the time periods set forth in this Section 3 for any period of time in which Employee is in breach of this IP and NCNS Agreement or as necessary to protect the legitimate business interests of Axogen. If a court of competent jurisdiction determines that any term of this Section 3 is invalid, overbroad, or unenforceable, in whole or in part, and cannot be modified as set forth in the prior sentence to make such term valid and enforceable under applicable law, the Parties agree that any such term, in whole or in part as the case may, shall be severable and the remainder of this Section 3 and this IP and NCNS Agreement shall nevertheless be enforceable and binding on the Parties.
4.INVENTIONS.
4.1.Disclosure of Developments. Employee agrees that during and subsequent to Employee’s employment with Axogen, Employee will promptly disclose and furnish complete information to Axogen relating to all inventions, ideas, improvements, modifications, discoveries, research, data, know-how, methods and developments, whether patentable or not, and whether or not otherwise protectable under the intellectual property laws of the United States, that are made, conceived, developed, reduced to practice, or authored by Employee or under Employee’s direction during Employee’s employment whether or not made, conceived, developed, reduced to practice or authored during normal business hours or on Axogen premises. Employee shall keep complete, accurate, and organized information and records of all Copyrightable Works or other Intellectual Property and Confidential Information in the manner and form reasonably requested by Axogen.
4.2     Ownership of Intellectual Property.
(1)Employee agrees to assign and hereby does assign to Axogen all right, title and interest, worldwide in and to any and all Intellectual Property made, conceived, developed, reduced to practice or authored by Employee alone or with others for AXOGEN during the course of Employee’s employment (or after the period of Employee’s employment and which rely upon or use Axogen’s Confidential Information and/or non-public Intellectual Property), whether made, conceived, developed or reduced to practice, whether or not the foregoing are within the scope of Axogen’s actual or anticipated research and development business.
(2)Axogen’s rights in Section 4.2(a) above shall not apply to any Intellectual Property conceived and developed without reliance upon and/or without the use of Axogen’s equipment, supplies, facilities, Confidential Information or other non-public Intellectual Property, and which was developed entirely on Employee’s own time, unless (a) the Intellectual Property relates (i) to Axogen’s actual or anticipated business; (ii) to Axogen’s actual or anticipated research and development; or (iii) the Intellectual Property results from or relates to any work performed by Employee for Axogen.

(3)For avoidance of doubt, it shall be Axogen’s sole decision, in its sole discretion how to protect its Confidential Information and/or Intellectual Property and/or Copyrightable Works and whether to formally seek registration of any of its Intellectual Property and/or Copyrightable Works.
4.3     Copyrightable Works. Employee acknowledges that all Copyrightable Works shall to the fullest extent permissible be considered “works for hire” in the United States as defined in the U.S. Copyright Laws and in any other country adhering to the “works made for hire” or similar notion. All such Copyrightable Works shall from the time of creation be owned solely and exclusively by Axogen throughout the world. If any Copyrightable Work or portion thereof shall not be legally qualified as a work made for hire in the United States or elsewhere or shall subsequently be held to not be a work made for hire, Employee agrees to assign and does hereby assign to Axogen all Employee’s right, title and interest in, including all moral rights in and to the Copyrightable Works, and all registered and applied for copyrights therein. To the extent the assignment of all rights, title and interest in, including of all moral rights in, the Copyrightable Works, is prohibited in full or in part by any applicable law, Employee hereby grants to Axogen a fully-paid-up, royalty-free, exclusive, sublicensable, transferrable, irrevocable and perpetual, worldwide license in and to the Copyrightable Works and hereby waives Employee’s enforcement of any moral rights which Employee may hold in any existing or future Copyrightable Works worldwide and hereby consents to any action of Axogen that would violate its moral rights in the absence of such consent. Employee hereby further agrees that Axogen is not required to designate Employee as author of any Copyrightable Works when such Copyrightable Works are distributed publicly or otherwise, and hereby waives any cause of action against Axogen for not so identifying Employee as an author of such Copyrightable Works.
4.4     License. In the event that any of the rights in any Copyrightable Works or other Intellectual Property (“Intellectual Property Rights”) cannot be transferred to Axogen pursuant to the terms of this IP and NCNS Agreement, Employee hereby (i) unconditionally and irrevocably waives the enforcement of any Intellectual Property Rights retained by Employee, and all claims and causes of action of any kind against Axogen with respect to those rights; and (ii) grants to Axogen an irrevocable, perpetual, fully paid-up, transferable, sublicensable, royalty-free, exclusive worldwide right and license to use, reproduce, distribute, display, perform, prepare derivative works of, modify, enforce, and otherwise use and exploit all or any portion of such existing and future Intellectual Property Rights.

4.5     Causes of Action. Employee further irrevocably assigns to Axogen all causes of action, including accrued, existing and future causes of action, arising out of or related to the Intellectual Property Rights.
4.6     Cooperation. When requested to do so by Axogen, either during or subsequent to Employee’s employment with Axogen, Employee shall: (a) execute all documents requested by Axogen for the vesting in Axogen of the entire right, title and interest in and to the Intellectual Property and Confidential Information, and all patent, copyright, trademarks or other applications filed and issuing on the Intellectual Property; (b) execute all documents requested by Axogen for filing and obtaining of patents, trademarks or copyrights; and (c) provide assistance that Axogen reasonably requires to protect its right, title and interest in the Intellectual Property and Confidential Information. Employee acknowledges that the obligations herein shall continue beyond the termination of Employee’s employment with Axogen with respect to Intellectual Property conceived, authored or made by Employee during Employee’s period of employment and shall be binding on Employee’s executors, administrators or other legal representatives.
4.7    Appointment of Attorney-In-Fact. Employee irrevocably appoints any AXOGEN-selected designee to act, at all times hereafter, as Employee's agent and attorney-

in-fact to perform all acts necessary to file for registration of and/or register Copyrightable Works or other Intellectual Property as required by this IP and NCNS Agreement if Employee (i) refuses to perform those acts or (ii) is unavailable, within the meaning of the United States Patent and Copyright laws. It is expressly intended by Employee that the foregoing power of attorney is coupled with an interest.
4.8     Assignability. All Intellectual Property Rights and representations made or granted by Employee in this IP and NCNS Agreement are assignable by Axogen and are for the benefit of Axogen’s successors, assigns, and parties contracting with Axogen.

4.9     Prior Intellectual Property. Attached as Schedule 2 is a complete list, if any, of all of Employee’s Intellectual Property and Copyrightable Works made, conceived or first reduced to practice by Employee, alone or jointly with others, prior to Employee’s employment with Axogen (“Prior Intellectual Property”). If in the course of Employee’s employment with Axogen Employee incorporates into an Axogen product, process or machine any Prior Intellectual Property to which Employee possesses all right, title and interest, then Employee hereby grants, and agrees to grant, Axogen a non-exclusive, royalty- free, irrevocable, perpetual, transferable, sublicensable worldwide license to make, modify, use and sell such Prior Intellectual Property as part of or in connection with such product, process or machine. Notwithstanding the foregoing, Employee agrees not to, and shall not, use at or on behalf of Axogen any Prior Intellectual Property that is owned by a third party and/or the use of which would require a license from a third party, and/or to which Axogen has not otherwise acquired the right to use, and/or which would be in violation of Section 5.3 of this IP and NCNS Agreement.
5.EMPLOYEE REPRESENTATIONS.
5.1.Performance. During Employee’s employment with Axogen, Employee shall devote Employee’s best efforts, attention and energies to the performance of Employee’s duties as an employee of Axogen.
5.2 Code of Conduct; Conflicts of Interest. Employee agrees to adhere to Axogen’s Code of Business Conduct and Ethics, including but not limited to the provisions regarding Conflicts of Interest, as defined therein. Employee will not engage in any activity or have any outside interest that could interfere with the satisfactory performance of Employee’s duties or be detrimental to Axogen or be engaged in any other occupation or activity that conflicts with Employee’s obligations to Axogen. Employee agrees to promptly notify Axogen of any potential conflict of interest.
5.3. Agreements with Prior Employers. Employee has not signed any non- competition, non-solicitation, or other agreement that Employee has not disclosed to Axogen that prohibits Employee from being employed by Axogen, fully performing Employee’s duties or fully providing services to or on behalf of Axogen during Employee’s employment or assigning works and ideas to Axogen (“Prior Non-Compete Agreement”). Employee has not and will not disclose to Axogen or use for Axogen’s benefit any information that to Employee’s knowledge is proprietary or confidential to any of Employee’s prior employers without proper consent from the prior employer. If Employee has signed a Prior Non-Compete Agreement with a prior employer, Employee has provided a copy of such agreement to Axogen’s Human Resources Department under separate cover.
5.4     At-Will Employment. Employee acknowledges that this IP and NCNS Agreement does not obligate Employee to remain employed by Axogen nor does it confer upon Employee the right to continued employment by Axogen. Employee and Axogen each have the right to terminate the employment relationship at any time, for any reason or no reason, with or without notice and with or without cause.

5.5     Theft of Trade Secrets. Employee acknowledges that Employee is aware that a theft of trade secrets of an employer by an employee is an offense under federal law and the state laws of Florida and is prohibited by this IP and NCNS Agreement. Employee further acknowledges that such theft of trade secrets constitutes a criminal violation of Florida Statute 812.081, punishable as a third-degree felony under Florida Statute 775.082, conviction for which carries a term of imprisonment not exceeding five (5) years. Employee acknowledges AXOGEN will vigorously prosecute its rights under federal law and the state laws of Florida for any violation arising out of a breach by Employee of any of the material terms of this IP and NCNS Agreement.
5.6     Advice of Counsel. Employee acknowledges and agrees that Employee has read and understands the terms set forth in this IP and NCNS Agreement and has been given a reasonable opportunity to consult with an attorney of their choosing prior to execution of IP and NCNS Agreement and has either done so, or knowingly declined to do so.
6.MISCELLANEOUS.
6.1.Inside Information. Employee hereby acknowledges that Employee is aware (and that Employee’s representatives who are apprised of this matter have been advised) that the United States securities laws prohibit Employee and any person or entity that has received material non-public information about Axogen from Employee (“Inside Information”) from purchasing or selling securities of Axogen or from communicating such information to any person under circumstances under which such other person may purchase or sell securities of Axogen.

6.2 Essence of the Agreement. The restrictive covenants set forth in Sections 2-
4 are the essence of this IP and NCNS Agreement and they shall be construed as agreements independent of (i) any other agreements, or (ii) any other provision in this IP and NCNS Agreement. The existence of any claim or cause of action of Employee against Axogen, whether predicated on this IP and NCNS Agreement or otherwise, regardless of who was at fault and regardless of any claims that either Employee or Axogen may have against the other, will not constitute a defense to the enforcement by Axogen against Employee of the restrictive covenants set forth in Sections 2-4. Axogen shall not be barred from enforcing the restrictive covenants set forth in Sections 2-4 by reason of any breach of
(i) any other part of this IP and NCNS Agreement, or (ii) any other agreement with Employee.

6.3. Entire Agreement; Prior Agreements. This IP and NCNS Agreement including its Schedules sets forth the entire agreement between the Parties as it relates to the subject matter of this IP and NCNS Agreement; this IP and NCNS Agreement supersedes and replaces prior agreements between Employee and Axogen with respect to the subject matter addressed in the IP and NCNS Agreement. The provisions of this IP and NCNS Agreement shall not be amended, supplemented, waived or changed orally; any such alteration shall only be valid through a written amendment to this IP and NCNS Agreement signed by both Parties.
6.4 Severability. This IP and NCNS Agreement shall be enforceable to the fullest extent allowed by law. In the event that a court holds any provision of this IP and NCNS Agreement to be invalid or unenforceable, the Parties agrees that, if allowed by law, that provision shall be deemed severable from the remainder of this IP and NCNS Agreement, and the remaining provisions contained in this IP and NCNS Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this IP and NCNS Agreement.

6.5    Assignment. This IP and NCNS Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns. This IP and NCNS Agreement may not be assigned by Employee.
6.6     Injunctive Relief. Employee acknowledges that because of the difficulty of measuring economic losses to Axogen as a result of a breach or threatened breach of any of the covenants in this IP and NCNS Agreement, and because of the immediate and irreparable damage that would be caused to the Company and for which monetary damages would not be a sufficient remedy and which harm would not be fully or adequately compensated by recovery of damages alone, the Parties agree that, in addition to all other remedies or damages that may be available to Axogen hereunder and at law or in equity, in the event of a breach or a threatened breach by Employee of any covenants in this IP and NCNS Agreement, Axogen shall be entitled to specific performance and injunctions restraining such breach.

6.7    Disputes and Litigation. In the event of any dispute or litigation between or among the Parties with respect to this IP and NCNS Agreement, the prevailing party shall be entitled to its costs and expenses, including reasonable attorneys’ fees and costs.
6.8     Governing Law; Jurisdiction and Venue and Waiver of Jury Trial. The Parties acknowledge that a substantial portion of negotiations, anticipated performance and execution of this IP and NCNS Agreement and the attached Schedules occurred, or shall occur, in Hillsborough County, Florida, and the Parties irrevocably and unconditionally (a) agree that any suit, action or legal proceeding arising out of, or relating to, this IP and NCNS Agreement or the attached Schedules shall be brought in the courts of record of the State of Florida in Hillsborough County, or the United States District Court, Middle District of Florida, Tampa Division; (b) consent to the jurisdiction of each such court in any such suit, action or proceeding; (c) waive any objection which they may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (d) agree that service of any court paper may be effected on such party by mail, as provided in this IP and NCNS Agreement, or in such other manner as may be provided under applicable laws or court rules in said state. The Parties further agree to waive any right to a trial by jury should any action be brought to enforce this Agreement.
6.9     Counterparts; Transmission. This IP and NCNS Agreement may be executed in one or more counterparts, each of which shall be considered one and the same document. This IP and NCNS Agreement may be executed by facsimile or electronic transmission.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this IP and NCNS Agreement to be executed as of the Effective Date.

AXOGEN CORPORATION		EMPLOYEE

By	/s/ Marc Began	/s/ Nir Naor

Name:	Marc Began	Name:	Nir Naor

Title:	EVP, Legal/HR-General Counsel, Secretary

Competing Organizations

Amniox Medical Inc. Applied Biologics Inc. Baxter International, Inc. Checkpoint Surgical Inc.
Guangzhou Zhongda Medical (China) Integra LifeSciences Inc.
Medovent GmbH MiMedx Group Inc. Neuraptive Therapeutics Polyganics B.V.
Stryker Corporation Vivex Biomedical Inc.

Schedule 2

List of Prior Intellectual Property

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Exhibit 3 – Notice of Immunity
As required by law, the Company hereby notifies you of the following provisions of the Defend Trade Secrets Act of 2016.
Immunity from Liability for Confidential Disclosure of a Trade Secret to the Government or in a Court Filing—
(1)    Immunity.—An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—
(A)    is made –
(i)    in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and
(ii)    solely for the purpose of reporting or investigating a suspected violation of law; or
(B)    is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(2)    Use of Trade Secret Information in Anti-Retaliation Lawsuit—An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—
(A)    files any document containing the trade secret under seal; and
(B)    does not disclose the trade secret, except pursuant to court order.